UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 19, 2022

SOLAREDGE TECHNOLOGIES, INC
(Exact name of registrant as specified in its charter)

Delaware	001-36894	20-5338862
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Hamada Street, Herziliya Pituach, Israel	4673335
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: 972 (9) 957-6620

Not Applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SEDG	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ◻

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors

On April 19, 2022, Mr. Yoni Cheifetz notified SolarEdge Technologies, Inc. (the “Company”) of his intention to resign from the Board of Directors of the Company (the “Board of Directors”), effective immediately. Mr. Cheifetz’ resignation was not a result of any disagreements with the Company on any matter relating to its operations, policies or practices.

In addition, on April 19, 2022, Mr. Doron Inbar notified the Company of his intention to resign from the Board of Directors, effective immediately. Mr. Inbar’s resignation was not a result of any disagreements with the Company on any matter relating to its operations, policies or practices.

Effective upon Messrs. Cheifetz and Inbar’s resignations as directors, the size of the Board has been reduced from eight to seven directors.

Appointment of New Director

On April 19, 2022, SolarEdge Technologies, Inc. (the “Company”) appointed Mr. Dirk Carsten Hoke to the Company’s Board of Directors as a Class I director to fill the existing vacancy on the Board of Directors, effective immediately, to hold office until the next election of Class I directors and until his successor shall have been duly elected and qualified or until his earlier death, resignation, removal, retirement or disqualification, with an initial term expiring at the Company’s 2022 Annual Meeting of Stockholders. Mr. Hoke was also appointed by the Board of Directors to serve on the Company’s Nominating and Corporate Governance Committee.

Mr. Hoke most recently served as the Chief Executive Officer of Airbus Defence and Space and was also a member of Airbus’ Global Executive Committee. Prior to that, he held various executive positions at Siemens.

Mr. Hoke serves on the Board of Advisors of Voyager Space and on the Board of Directors of Spire Global. He is the designated CEO of Volocopter.

He holds a degree in Mechanical Engineering from the Technical University of Brunswick, Germany and is an Alumni of the Young Global Leader Program of the World Economic Forum.

Mr. Hoke will participate in the Company’s standard compensation program for non-employee directors, as the same may be amended by the Board of Directors from time to time. Specifically, as compensation for his service as a director, Mr. Hoke will be entitled to (i) an initial equity award in the form of restricted stock units with a grant date value as of the date of his appointment of $150,000, (ii) an annual equity award in the form of restricted stock units with a grant date value of $185,000 per year, subject to proration until the next annual stockholder meeting; and (iii) a cash retainer for his Board of Directors service of $70,000 per year and for his service on the Nominating and Corporate Governance Committee of $7,500. The Company also will enter into its standard form of indemnification agreement with Mr. Hoke, a form of which is attached hereto as Exhibit 10.1.

The initial award of restricted stock units is scheduled to vest in equal annual installments over three years and the annual award of restricted stock units is scheduled to vest in full after one year (or with respect to the balance of the year in which the award is granted, in the case of pro-rated annual awards).

Mr. Hoke is not a party to any transaction with the Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Mohan and any other person pursuant to which he was selected to serve as a director.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Indemnification Agreement
99.1	Press Release, dated April 20, 2022
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAREDGE TECHNOLOGIES, INC.

Date: April 20, 2022	By: /s/ Rachel Prishkolnik
Name: Rachel Prishkolnik Title: General Counsel and Corporate Secretary